Exhibit 10.2

WHITE LABEL, CO-MARKETING AND INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This WHITE LABEL, CO-MARKETING AND INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”), dated as of March 16, 2025 (the “Effective Date”), is made by and between Datavault AI Inc., a Delaware corporation with a principal place of business at 15268 NW Greenbrier Pkwy, Beaverton, Oregon 97006 (“Datavault”), and NYIAX, Inc., a Delaware corporation with a principal place of business at 244 Fifth Avenue, New York, NY 10001 (“NYIAX”) (each a “Party” and together the “Parties”).

WHEREAS, Datavault is the owner of various Patents set forth on Exhibit A attached hereto and made a part hereof and certain related Know-How, together with certain additional Intellectual Property Rights relating to Datavault’s Adio Platform set forth on Exhibit B attached hereto and made a part hereof, all as further defined herein;

WHEREAS, NYIAX is the owner, or a joint owner, of various Patents set forth on Exhibit C attached hereto and made a part hereof and certain related Know-How, all as further defined herein; and

WHEREAS, in connection with that certain Share Exchange Agreement, dated as of March 16, 2025, by and between Datavault and NYIAX (the “Share Exchange Agreement”) and that certain Software Development Agreement, dated as of March 16, 2025, by and between Datavault and NYIAX (the “Development Agreement,” together with the Share Exchange Agreement and this Agreement, the “Transaction Agreements”), Datavault wishes to grant to NYIAX, and NYIAX wishes to accept, certain licenses under the Datavault Licensed IP (as defined below), and NYIAX wishes to grant to Datavault, and Datavault wishes to accept, certain licenses under the NYIAX Licensed IP (as defined below), all in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Definitions.

Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

1.1            “Adio Licensed Marks” means those certain Marks set forth on Exhibit B hereto, together with any registrations or applications for registration of any of the foregoing throughout the world.

1.2            “Adio Licensed Patents” (a) the Patents set forth on Exhibit B hereto (the “Adio Scheduled Patents”); (b) any Patent issuing after the Effective Date that claims priority to any Adio Scheduled Patent (excluding those claims in any continuation-in-part patent application that are not supported by the disclosure in any Adio Scheduled Patent); and (c) all foreign equivalents of any of the foregoing.

1.3            “Adio Platform” means Datavault’s proprietary advertising optimization platform for increasing engagement using embedded tones.

1.4            “Affiliate” means, with respect to a Party or Third Party, a corporation, company or other entity, directly or through one or more intermediaries, controlling, controlled by, or under common control with such Party or Third Party. For purposes of this Section 1.2, “control,” “controlled” and “controlling” mean direct or indirect ownership or control of more than fifty percent (50%) of the outstanding shares or securities having the right to vote for the election of directors or other managing authority of the controlled entity.

1.5            “Change of Control” means, with respect to a Party, the occurrence after the Effective Date of any of the following: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a Third Party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

1.6            “Datavault Field” means the field of data, information and asset monetization and exchange.

1.7            “Datavault Licensed IP” means, collectively, the Datavault Licensed Patents, Datavault Licensed Know-How, Adio Licensed Patents, and Adio Licensed Marks.

1.8            “Datavault Licensed Know-How” means any and all Know-How owned by Datavault relating to the NYIAX Field.

1.9            “Datavault Licensed Patents” means (a) the Patents set forth on Exhibit A hereto (the “Datavault Scheduled Patents”); (b) any Patent issuing after the Effective Date that claims priority to any Datavault Scheduled Patent (excluding those claims in any continuation-in-part patent application that are not supported by the disclosure in any Datavault Scheduled Patent); and (c) all foreign equivalents of any of the foregoing.

1.10            “Datavault Licensed Products” means any products, systems, equipment or services, (a) the manufacture, use, offer for sale, sale, or importation of which by Datavault would, in the absence of a license granted under, or ownership of, the relevant NYIAX Licensed Patent, infringe a Valid Claim; or (b) that incorporates or embodies any NYIAX Licensed Know-How or the NYIAX Platform.

1.11            “Improvement” means, with respect to any Licensed IP, any improvement, enhancement, derivative work, modification, adaptation, or new application of such Licensed IP.

1.12            “Intellectual Property Rights” means any and all of the following arising under the laws of any jurisdiction throughout the world: (a) patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models) (“Patents”); (b) copyrights and works of authorship (whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing; (c) trademarks, service marks, trade dress, trade names, domain names, social media accounts or usernames, URLs, IP addresses, IP address ranges, websites or other indicia of source or origin, together with all goodwill symbolized thereby and associated therewith (“Marks”); (d) trade secrets, know-how, technology, inventions (whether or not patentable), discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information (“Know-How”); and (e) other intellectual property and related proprietary rights.

1.13            “Licensed IP” means, collectively, the Datavault Licensed IP and the NYIAX Licensed IP. A Party’s Licensed IP is, for Datavault, the Datavault Licensed IP, and for NYIAX, the NYIAX Licensed IP.

1.14            “Licensed Patents” means, collectively, the Datavault Licensed Patents and the NYIAX Licensed Patents.

1.15            “Licensed Products” means, collectively, the Datavault Licensed Products and NYIAX Licensed Products.

1.16            “Licensee” means (a) NYIAX, in its capacity as licensee of the Datavault Licensed IP pursuant to Section 2.1, and (b) Datavault, in its capacity as licensee of the NYIAX Licensed IP pursuant to Section 2.2.

1.17            “Licensor” means (a) Datavault, in its capacity as licensor of the Datavault Licensed IP pursuant to Section 2.1, and (b) NYIAX, in its capacity as licensor of the NYIAX Licensed IP pursuant to Section 2.2.

1.18            “NYIAX Field” means the field of advertising buying, selling and brokerage.

1.19            “NYIAX Licensed IP” means, collectively, the NYIAX Licensed Patents and NYIAX Licensed Know-How.

1.20            “NYIAX Licensed Know-How” any and all Know-How owned by NYIAX relating to the Datavault Field.

1.21            “NYIAX Licensed Patents” means (a) those certain Patents (i) solely owned by NYIAX, which NYIAX acquired from Network Foundation Technologies, LLC pursuant to that certain Asset Purchase Agreement, dated as of July 8, 2023, and (ii) jointly owned by Nasdaq Technology AB (“Nasdaq”) and NYIAX (the “Jointly Owned NYIAX Licensed Patents”), as set forth on Exhibit C hereto (the “NYIAX Scheduled Patents”); (b) any Patent issuing after the Effective Date that claims priority to any NYIAX Scheduled Patent (excluding those claims in any continuation-in-part patent application that are not supported by the disclosure in any NYIAX Scheduled Patent); and (c) all foreign equivalents of any of the foregoing; the foregoing being subject to certain prior Third Party obligations to Nasdaq.

1.22            “NYIAX Licensed Products” means any products, systems, equipment or services, (a) the manufacture, use, offer for sale, sale, or importation of which by NYIAX would, in the absence of a license granted under, or ownership of, the relevant Datavault Licensed Patent or Adio Licensed Patent, infringe a Valid Claim; or (b) that incorporates or embodies any Datavault Licensed Know-How or Adio Licensed Mark.

1.23            “NYIAX Platform” means NYIAX’s proprietary software-as-a-service (SaaS) platform for advertising and creative management and brokerage.

1.24            “NYIAX White Label” means the NYIAX Platform developed by, and/or for, NYIAX that can be utilized by a Third Party.

1.25            “Restricted Business” means: (a) with respect to Datavault, any product or service that is competitive with NYIAX or its NYIAX Platform; and (b) with respect to NYIAX, any product or service that is competitive with Datavault or its Adio Platform.

1.26            “Territory” means everywhere in the world.

1.27            “Third Party” or “Third Parties” means any entity other than a Party to this Agreement or an Affiliate.

1.28            “Valid Claim” means a claim of an unexpired issued Licensed Patent that has not been admitted or otherwise caused by the Party that owns such Licensed Patent to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by an unappealed or unappealable judgment of a governmental authority of competent jurisdiction.

2.            License Grants; Certain Restrictions.

2.1            Datavault License Grant. Subject to the terms and conditions of this Agreement, Datavault hereby grants to NYIAX a non-exclusive, non-transferable (except in accordance with Section 13), sublicensable (to the extent permitted in Section 2.3), royalty-free license in the Territory during the Term:

(a)            under the Datavault Licensed Patents to make, have made, import, use, offer to sell, sell, and otherwise commercialize NYIAX Licensed Products, and to use the Datavault Licensed Know-How in connection therewith, in each case solely in the NYIAX Field; and

(b)            under the Adio Licensed Patents to make, have made, import, use, offer to sell, sell, and otherwise commercialize the NYIAX Platform, and to use the Adio Licensed Marks solely in connection therewith, in each case solely in the NYIAX Field.

Without limiting the foregoing, NYIAX shall not, and shall ensure that its Affiliates and sublicensees do not, directly or indirectly, use, practice, or otherwise exploit any Datavault Licensed IP outside of the NYIAX Field.

2.2            NYIAX License Grant. Subject to the terms and conditions of this Agreement, NYIAX hereby grants to Datavault a non-exclusive, non-transferable (except in accordance with Section 13), sublicensable (to the extent permitted in Section 2.3), royalty-free right and license in the Territory during the Term:

(a)            under the NYIAX Licensed Patents to make, have made, import, use, offer to sell, sell, and otherwise commercialize Datavault Licensed Products, and to use the NYIAX Licensed Know-How in connection therewith, in each case solely in the Datavault Field and solely where the NYIAX White Label product is a component of a Datavault Licensed Product; and

(b)            (i) to use, modify, and distribute the NYIAX Platform and any Work Product (as that term is defined in the Development Agreement) as a NYIAX White Label product as a component of a Datavault Licensed Product in the Datavault Field; and (ii) for Datavault and its employees, independent contractors and agents acting on its behalf to access and use the NYIAX Platform for all of Datavault’s advertising buying, selling and brokerage purposes where the NYIAX White Label product is a component of a Datavault Licensed Product.

Without limiting the foregoing, Datavault shall not, and shall ensure that its Affiliates and sublicensees do not, directly or indirectly, use, practice, or otherwise exploit any NYIAX Licensed IP outside of the Datavault Field or for any Datavault Licensed Products that do not include the NYIAX White Label product as a component thereof.

2.3            Sublicensing. Neither Party may grant sublicenses under the rights and licenses granted to it under Section 2.1 or Section 2.2, as applicable, to its Affiliates or any Third Party except upon the other Party’s prior written consent. Notwithstanding the foregoing, each Party shall have the right to offer Licensed Products to end users. All sublicenses must be in writing, be subject to and consistent with the applicable terms and conditions of this Agreement, and name the other Party as an intended third-party beneficiary with the right to enforce such sublicense’s terms and conditions. The Party granting the sublicense shall deliver to the other Party a true, complete, and correct copy of each such sublicense agreement and any amendment thereto promptly following its execution. The Party granting the sublicense shall ensure that each sublicensee complies with the applicable terms and conditions of this Agreement. Any act or omission of a sublicensee that would be a material breach of this Agreement if performed by the Party granting the sublicense will be deemed to be a material breach by such Party. Any sublicense granted to a Third Party must prohibit such third-party sublicensee from further sublicensing without the other Party’s prior written consent.

2.4            Rights of Affiliates. All sublicenses granted to any Affiliate of a Party pursuant to Section 2.3 shall continue only for so long as such sublicensee is an Affiliate of such Party and shall automatically and immediately terminate with respect to such sublicensee as of the date it ceases to be an Affiliate of such Party.

2.5            Reservation of Rights. Except as expressly set forth in this Section 2, this Agreement grants no right or license, whether by implication, estoppel or otherwise, under any Intellectual Property Rights that either Party may own or control now or in the future. All rights not expressly granted by a Party hereunder are reserved by such Party. Nothing contained herein will be construed as an obligation to disclose or deliver any technical information or embodiment of any Intellectual Property Rights or to provide any technical assistance or other services or deliverables to the other Party. The rights and licenses granted in Section 2.1 and Section 2.2 are subject to, and limited by, any and all licenses, rights, limitations, and restrictions with respect to Intellectual Property Rights previously granted to or otherwise obtained by any Third Party that are in effect as of the Effective Date.

2.6            Intellectual Property Rights under Bankruptcy Code. All rights and licenses granted in the Licensed IP under this Agreement and any sublicense are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Each Party acknowledges that the other Party has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, the Parties agree that if either Party, as the licensor of the Licensed IP, or its estate shall become subject to any bankruptcy or similar proceeding, subject to the other Party’s rights of election under Section 365(n), all rights, licenses, and privileges granted to the other Party under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by such Party’s rejection of this Agreement.

3.            Professional Services.

3.1            NYIAX Services. From time to time during the Term, NYIAX shall provide to Datavault certain commercial strategy, ad sales support and other services (“Services”) as described in more detail in one or more statements of work signed by both Parties (each, a “Statement of Work”) in accordance with the terms and conditions of this Agreement. Each Statement of Work shall include the following information, if applicable: (a) a detailed description of the Services to be performed pursuant to the Statement of Work; (b) a detailed description of the tangible or intangible materials, items, or outputs, including but not limited to reports, presentations, designs, software, data, or other work products, required to be provided by NYIAX to Datavault under the applicable Statement of Work (collectively, “Deliverables”); (c) the date upon which the Services will commence and the term of such Statement of Work; (d) any criteria for completion of the Services; and (e) any other terms and conditions agreed upon by the Parties in connection with the Services to be performed pursuant to such Statement of Work.

4.            Consideration.

4.1            Note. In consideration of the rights granted to NYIAX under this Agreement, NYIAX shall pay to Datavault a license fee in the form of a convertible promissory note in the aggregate amount of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) in substantially the form attached hereto as Exhibit E.

4.2            Revenue Share.

(a)            Commercialization of Licensed Products. NYIAX and Datavault agree to share all Gross Profit arising from the commercialization or exploitation of Licensed Products, with the Party that leads the commercialization or exploitation receiving sixty percent (60%) of the Gross Profit, and the other Party shall receive forty percent (40%) of the Gross Profit, regardless of which Party owns or controls the Licensed Products that are the subject of such commercialization or exploitation. For purposes of this Agreement, “Gross Profit” means the total revenue generated from the commercialization or exploitation of the appliable Licensed Products, less the following deductions: (i) Nasdaq Fees (as defined below) payable pursuant to Section 4.2(b); (ii) costs associated with customizable code needed to service the end user or purchaser of the Licensed Products; and (iii) other third-party costs directly related to the production and delivery of the Licensed Products.

(b)            Nasdaq Fees. Notwithstanding Section 4.2(a), in any commercialization or exploitation of Licensed Products involving the NYIAX White Label product or other software licensed from or jointly owned by Nasdaq, the Parties shall pay to Nasdaq a fee (“Nasdaq Fees”) in an amount calculated as a percentage of gross revenue arising from such commercialization or exploitation, to the extent required and at the applicable percentage set forth in a written agreement between NYIAX and Nasdaq concerning the use and ownership of the NYIAX Platform and NYIAX Licensed Patents.

(c)            Payment Validity. No revenue share payment under this Section 4.2 shall be due and payable unless and until the underlying purchaser of the relevant Licensed Products has made appropriate payment(s).

4.3            Advance Payment. Datavault agrees to provide an advance payment in the amount of Four Hundred Fifty Thousand U.S. Dollars ($450,000) (the “Advance”) to NYIAX. The Advance shall be payable to NYIAX upon the earlier of: (a) four (4) weeks following the Effective Date; or (b) Datavault’s consummation of one or more financing(s), from one or more investors and/or financial institutions, resulting in aggregate gross proceeds to Datavault of at least Four Million U.S. Dollars ($4,000,000). The Advance shall be credited against NYIAX’s share of revenue generated through commercialization or exploitation of Licensed Products pursuant to Section 4.2. NYIAX shall apply the Advance against its earned revenue share on a periodic basis. If the total revenue share earned by NYIAX during the Term exceeds the Advance, Datavault shall remit any additional amounts due in accordance with the revenue share terms set forth herein. If, upon the expiration or termination of this Agreement, the total revenue share earned by NYIAX is less than the Advance provided, any remaining balance of the Advance shall be converted into a licensing fee for continued use of the NYIAX Platform. The Parties acknowledge that the Advance is not a loan and shall be recouped solely from NYIAX’s share of revenue as defined herein. Partner shall not be entitled to reimbursement of any unearned portion of the Advance except as offset against NYIAX Platform licensing fees.

4.4            Share Issuance. As consideration for the Services provided by NYIAX pursuant to Section 3.1 and the rights to access and use the NYIAX Platform granted to Datavault pursuant to Section 3.2, and upon the terms and subject to all of the conditions contained herein, Datavault shall issue to NYIAX 2,530,000 newly issued, fully paid and nonassessable shares (such shares, the “Consideration Shares”) of common stock of Datavault, par value $0.0001 per share, on the Effective Date. As a condition and inducement to Datavault’s willingness to enter into this Agreement, NYIAX will enter into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”), in respect of the Consideration Shares. Datavault hereby agrees to sell, transfer, convey, assign and deliver to NYIAX all of the Consideration Shares free and clear of all liens and other encumbrances, other than restrictions arising from the Lock-Up Agreement.

4.5            Payment Terms. Each Party shall pay any amounts due hereunder: (a) in U.S. dollars by either (a) ACH, or (b) wire transfer of immediately available funds to a bank the receiving Party designates in writing; and (b) without deduction of exchange, collection, or other charges or withholding or other government-imposed fees or taxes.

4.6            Taxes. All amounts payable hereunder include any sales, use, excise or other taxes, duties, levies and assessments, as required by law.

4.7            Late Payment. If either Party fails to make any payment due under this Agreement by the due date for payment and for more than ninety (90) days thereafter, then such Party shall pay interest on the overdue amount at a rate of the lesser of twelve percent (12%) per annum and the maximum rate permitted under applicable law. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. In the event of late payment, such Party shall also be responsible for all costs incurred by the other Party in collecting the overdue amounts, including but not limited to reasonable attorney’s fees, court costs, and collection agency fees.

4.8            No Deduction or Setoff. Each Party shall pay all amounts due under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by the other Party, whether under this Agreement, applicable law, or otherwise and whether relating to the other Party’s breach, bankruptcy, or otherwise, unless agreed by the Parties in advance.

4.9            Audit Right. Each Party shall have the right, upon reasonable prior of at least fifteen (15) business days’ notice and during normal business hours, to inspect and audit the books and records of the other Party to verify the accuracy of the amounts owed under the revenue sharing provisions of Section 4.2 of this Agreement. Such audits shall be conducted by an independent Third-Party auditor mutually agreed upon by both Parties. The costs of the audit shall be borne by the requesting Party, unless the audit reveals a discrepancy of more than ten percent (10%) in the amounts owed and both Parties agree with the discrepancy, in which case the costs shall be borne by the audited Party. Any discrepancies identified during the audit shall be promptly corrected, and any overpayments or underpayments shall be settled within thirty (30) days of the Parties’ concurrence to the audit’s findings, without interest.

5.            Intellectual Property Rights.

5.1            Ownership of Licensed IP. As between the Parties: (a) Datavault acknowledges and agrees that NYIAX owns or jointly owns all right, title and interest in and to the NYIAX Licensed IP; (b) NYIAX acknowledges and agrees that Datavault owns all right, title and interest in and to the Datavault Licensed IP; and (c) each Party acknowledges and agrees that neither such Party nor any of its Affiliates or sublicensees will acquire any ownership rights in the Licensed IP licensed to such Party hereunder.

5.2            Improvements. As between the Parties, each Party will solely own all right, title, and interest in and to any Improvement conceived or developed by its employees or independent contractors. Each Party’s Improvements will be deemed to be such Party’s Confidential Information. Each Party expressly acknowledges and agrees that no right or license, express or implied, is granted hereunder in or to any Improvements by Licensor to Licensee.

5.3            Deliverables. Datavault is, and shall be, the sole and exclusive owner of all right, title, and interest in and to the Deliverables, including all Intellectual Property Rights therein. NYIAX agrees, and will cause its personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. § 101, such Deliverables are hereby deemed a “work made for hire” for Datavault. To the extent that any of the Deliverables do not constitute a “work made for hire,” NYIAX hereby irrevocably assigns, and shall cause its personnel to irrevocably assign to Datavault, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. NYIAX shall cause its personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

5.4            Use of Adio Licensed Marks. All use of the Adio Licensed Marks by or on behalf of NYIAX and its Affiliates or permitted sublicensees must comply with Datavault’s usage guidelines and quality standards communicated in writing to NYIAX and will be subject to Datavault’s review and approval. NYIAX, its Affiliates and permitted sublicensees shall not modify or alter any the Adio Licensed Marks or use any of the Adio Licensed Marks in combination with other letters, words or designs, except upon the prior written approval of Datavault. All goodwill accruing from NYIAX’s or its Affiliates’ or permitted sublicensees’ use of any Adio Licensed Mark under this Agreement will inure solely to the benefit of Datavault.

6.            Prosecution, Maintenance and Enforcement of Licensed IP.

6.1            No Challenge. If either Party, as Licensee, directly or indirectly challenges the validity, enforcement, inventorship, or ownership of any Patent within the Licensed IP, or assists any Third Party to bring or conduct any such challenge, in any forum of competent jurisdiction (whether a court, a patent office or other governmental authority, or an arbitral tribunal), then Licensor may upon thirty (30) days’ prior written notice to Licensee, terminate any and all licenses and rights granted under this Agreement to Licensee with respect to the Patents that are the subject of any such challenge, unless the applicable challenge is dismissed or withdrawn within ten (10) days following Licensor’s notice to Licensee under this Section 6.1 and not thereafter continued.

6.2            Prosecution and Maintenance. As between the Parties, Licensor will have the sole and exclusive right and obligation, at its own cost and expense, to file, prosecute, and maintain all Patents and Marks within the Licensed IP under which Licensor grants a license to Licensee hereunder, the foregoing being subject to any prior Third Party obligations related to the NYIAX Licensed Patents set forth on Exhibit C.

6.3            Enforcement. As between the Parties, Licensor will have the sole and exclusive right, but no obligation, at its own cost and expense, to initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, the Licensed IP under which Licensor grants a license to Licensee hereunder. Licensor may retain all amounts recovered by Licensor in any such action (including by settlement or other disposition), unless otherwise agreed in writing by the Parties.

6.4            Cooperation. Upon Licensor’s request, Licensee shall provide reasonable assistance and cooperation in connection with any activities undertaken by Licensor pursuant to Sections 6.2 (Prosecution and Maintenance) or 6.3 (Enforcement). Licensor shall keep Licensee reasonably informed of the status of any such activities and shall reimburse Licensee for its reasonable out-of-pocket costs and expenses incurred in connection therewith.

7.            Certain Covenants.

7.1            Non-Competition. During the Term and for a period of twenty-four (24) months following the effective date of termination of this Agreement (the “Restricted Period”), each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly: (a) engage in or assist others in engaging in the Restricted Business in the Territory; or (b) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the other Party and its customers or suppliers in connection with the Restricted Business.

7.2            Non-Circumvention. During the Restricted Period: (a) Datavault shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, Nasdaq as a client or customer for purposes of diverting their business or services from NYIAX; and (b) NYIAX shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Datavault or potential clients or customers of Datavault for purposes of diverting their business or services from Datavault.

7.3            No Solicitation.  During the Restricted Period, each Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the other Party or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 7.3 shall prevent a Party or any of its Affiliates from hiring (a) any employee whose employment has been terminated by the other Party; or (b) after one-hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

7.4            Compliance with Laws; Patent Notices. Each Party shall comply with all applicable laws and regulations in the Territory in exercising its rights and performing its obligations under this Agreement. Without limiting the foregoing, Licensee shall comply with: (a) the patent marking provisions of 35 U.S.C. § 287(a) and the patent marking laws of all applicable countries in the Territory; (b) any requirements for recording all or part of this Agreement with a national or supranational governmental authority to the extent necessary for either Party to fully enjoy the rights, privileges, and benefits of this Agreement; and (c) all applicable laws and regulations concerning the export of any Licensed Product and any associated technical data, materials, or information, including any requirements for obtaining an export license or other governmental approval.

7.5            Enforceability. Each Party acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the other Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

8.            Confidentiality.

8.1            Confidential Information. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). For purposes of this Agreement, “Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (a) the Licensed Know-How; (b) the Disclosing Party’s other unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; and (c) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for the Receiving Party or its Affiliates that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.

8.2            Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (a) was already known to the Receiving Party or its Affiliates without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (b) was or is independently developed by the Receiving Party or its Affiliates without reference to or use of any Confidential Information; (c) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or its Affiliates; or (d) was received by Receiving Party or its Affiliates from a Third Party who was not, at the time, under any obligation to the Disclosing Party or any Third Party to maintain the confidentiality of such information.

8.3            Confidentiality Obligations. As a condition to being provided with Confidential Information, the Receiving Party shall: (a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its officers, directors, employees, agents, representatives, consultants and advisors, including, without limitation, attorneys, accountants and financial advisors (“Representatives”) who: (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 8. The Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 8. The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.4            Compelled Disclosures. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 8.4; and (b) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

8.5            Duration. The Receiving Party’s confidentiality obligations under this Section 8 shall survive for a period of five (5) years following termination of this Agreement; provided that, with respect to Confidential Information that constitutes trade secrets, such confidentiality obligations shall continue in full force and effect for as long as such Confidential Information remains a trade secret.

9.            Representations and Warranties.

9.1            Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (b) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of such Party; and (d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2            Datavault Representations and Warranties. Datavault represents and warrants that: (a) Datavault is the owner of the entire right, title, and interest in and to the Datavault Licensed IP; (b) the Intellectual Property Rights in the Datavault Licensed IP are valid, subsisting and enforceable; (c) Datavault has not granted to any Third Party any licenses or other rights under the Datavault Licensed IP that conflict with rights granted to NIYAX under this Agreement; and (d) the Datavault Licensed IP does not and will not infringe, misappropriate or violate the Intellectual Property Rights of any Third Party.

9.3            NYIAX Representations and Warranties. NYIAX represents and warrants that: (a) (i) NYIAX is the owner of the entire right, title, and interest in and to the NYIAX Licensed IP, excluding the Jointly Owned NYIAX Licensed Patents, and (ii) NYIAX is a joint owner of the entire right, title and interest in and to the Jointly Owned NYIAX Licensed Patents; (b) the Intellectual Property Rights in the NYIAX Licensed IP are valid, subsisting and enforceable; (c) the NYIAX Licensed IP is free and clear of all encumbrances and, except for prior Third Party obligations related to the NYIAX Licensed Patents set forth on Exhibit C, is not subject to any licenses or other rights or obligations to any Third Party that conflict with rights granted to Datavault under this Agreement; (d) none of the NYIAX Licensed IP, the NYIAX Platform, the Services or the Deliverables does or will infringe, misappropriate or violate the Intellectual Property Rights of any Third Party; and (e) it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement.

9.4            Disclaimer. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS SECTION 9, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING WITH RESPECT TO THE VALIDITY, ENFORCEABILITY, PATENTABILITY, OR SCOPE OF SUCH PARTY’S LICENSED IP, OR ANY REPRESENTATION OR WARRANTY THAT ANY MANUFACTURE, USE, SALE, OFFER FOR SALE, IMPORT, LEASE OR OTHER DISPOSITION OF PRODUCTS OR SERVICES BY THE OTHER PARTY WILL BE FREE FROM INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OTHER THAN SUCH PARTY’S LICENSED IP LICENSED HEREIN, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES.

9.5            Acknowledgment. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Agreement is intended to limit or restrict any of the representations, warranties, or remedies available to the Parties or their Affiliates under the Transaction Agreements.

10.            Limitation of Liability.

10.1            Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE USE OF THE LICENSED IP, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO CLAIMS OR LOSSES ARISING FROM OR RELATING TO: (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8; (B) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11; OR (C) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.            Indemnification.

11.1            Datavault Indemnification. Datavault shall indemnify, defend, and hold harmless NYIAX and its Affiliates, and each of NYIAX’s and its Affiliates’ respective officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding arising out of: (a) Datavault’s or any of its sublicensees’ use of any NYIAX Licensed IP; or (b) the manufacture, use, or sale of any Datavault Licensed Product by or on behalf of Datavault or any of its sublicensees, including any product liability claim. The foregoing indemnification obligations shall not apply to the extent any such claim arises as a result of NYIAX’s gross negligence or willful misconduct or any claim that the NYIAX Platform or Datavault’s use thereof in accordance with Section 2.2(b) of this Agreement infringes, misappropriates or violates the Intellectual Property Rights of any Third Party.

11.2            NYIAX Indemnification. NYIAX shall indemnify, defend, and hold harmless Datavault and its Affiliates, and each of Datavault’s and its Affiliates’ respective officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding arising out of: (a) NYIAX’s or any of its sublicensees’ use of any Datavault Licensed IP; (b) the manufacture, use, or sale of any NYIAX Licensed Product by or on behalf of NYIAX or any of its sublicensees, including any product liability claim, except to the extent caused by Datavault’s gross negligence or willful misconduct; or (c) any claim that the NYIAX Platform or Datavault’s use thereof in accordance with Section 2.2(b) of this Agreement infringes, misappropriates or violates the Intellectual Property Rights of any Third Party.

11.3            Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any claim, suit, action, or other proceeding for which it is entitled to indemnification under Section 11.1 or 11.2 (each, an “Indemnified Claim”). The indemnifying Party shall control the investigation and defense of the Indemnified Claim and shall employ counsel of its choice to handle and defend the Indemnified Claim, at the indemnifying Party’s expense. The indemnified Party shall provide all assistance reasonably requested by the indemnifying Party, at the indemnifying Party’s expense. The indemnifying Party shall not settle any Indemnified Claim in a manner that adversely affects the rights of the indemnified Party or its Affiliates without the indemnified Party’s prior written consent. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its choice.

12.            Insurance.

12.1            Insurance. Prior to using, selling, transferring, or otherwise disposing of any Licensed Product (including for the purpose of obtaining regulatory approvals), and for a period of three (3) years after the Term, each Party shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability and professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that in any event provides product liability coverage concerning the Licensed Products and contractual liability coverage for such Party’s defense and indemnification obligations under this Agreement of at least One Million U.S. Dollars ($1,000,000), with no more than One Hundred Thousand U.S. Dollars ($100,000) of retained risk (deductible) from a carrier rated A- or better by A.M. Best. Each Party shall have the other Party named in each policy as an additional insured. Each Party shall carry any workers compensation insurance required by law. Upon request by the other Party, each Party shall provide the other Party with certificates of insurance or other reasonable written evidence of all coverages described in this Section 12.

13.            Term and Termination.

13.1            Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of five (5) years (the “Initial Term”). This Agreement shall automatically renew at the end of the Initial Term and each succeeding period, for an additional period of five (5) years (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless a Party provides the other Party written notice of its intent not to renew no less than one hundred eighty (180) days prior to the end of the Initial Term or then-current Renewal Term.

13.2            Termination for Breach. Either Party shall have the right to terminate this Agreement at any time upon written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof.

13.3            Effect of Termination. Upon termination of this Agreement pursuant to Section 13.1, the Parties shall negotiate in good faith to determine post-termination license and ad partnership continuation rights and appropriate compensation therefor; provided that any use of the Licensed IP during such post-termination period shall be subject to the terms of this Agreement, and upon expiration of such period, each Party shall have no further right, title, or interest therein. Upon termination of this Agreement pursuant to Section 13.2: (a) the breaching Party shall, and shall ensure that its sublicensees, promptly cease all use of the Licensed IP; and (b) all rights and licenses granted to such breaching Party and its sublicensees under this Agreement will immediately revert to the non-breaching Party; and (c) the rights and licenses granted by the breaching Party to the non-breaching Party will survive such termination but remain subject to the terms and conditions of this Agreement.

13.4            Survival. The provisions set forth in the following Sections, and any other right or obligation of the Parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Section 5.1 (Ownership of Licensed IP), Section 5.2 (Improvements), Section 8 (Confidentiality), Section 9.4 (Disclaimer of Warranties), Section 10 (Limitation of Liability), Section 11 (Indemnification), and Section 15 (General Terms).

14.            Assignment; Change of Control.

14.1            Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent; provided that each Party may make such an assignment, delegation, or other transfer, in whole or in part, upon prior written notice to the other Party, without the other Party’s consent:

(a)            to an Affiliate, provided that: (i) the Affiliate assumes all of the assigning Party’s obligations under this Agreement; and (ii) the assigning Party shall remain liable and responsible for such Affiliate’s performance of all obligations and compliance with all other terms and conditions of this Agreement; or

(b)            in connection with or as a result of a Change of Control of a Party (such Party, the “Acquired Party”); provided that the Third Party that is the acquiring or surviving entity in a Change of Control involving any Party (the “Acquiring Party”): (i) assumes all of the applicable obligations of the Acquired Party by operation of law or by express delegation, as applicable; and (ii) delivers to the other Party, prior to or concurrently with the consummation of such Change of Control, an express written acknowledgment of the limitations and restrictions on the licenses granted to the Acquired Party hereunder as a result of such Change of Control.

14.2            Transfer of Licensed IP. Each Party may license, assign or otherwise transfer any of its Licensed IP, provided that the assigning Party shall ensure that any purchaser, assignee or transferee of any Intellectual Property Rights underlying the licenses granted herein is notified about the restrictions and grants of licenses and other rights contained in this Agreement and shall require that any such purchaser, assignee or transferee and its Affiliates agree to be bound in writing by the licenses and obligations of the transferor set forth herein.

14.3            Change of Control. In the event of a Change of Control:

(a)            where NYIAX is the Acquired Party: (i) the licenses granted under Section 2.1 will not extend to any product, service, or business of the Acquiring Party or its Affiliates that was commercialized or conducted as of or at any time prior to the date of the consummation of such Change of Control of NYIAX; and (ii) the licenses granted hereunder to Datavault will continue in accordance with the terms and conditions of this Agreement and will not otherwise be affected by the Change of Control of NYIAX; and

(b)            where Datavault is the Acquired Party: (i) the licenses granted under Section 2.2 will not extend to any product, service, or business of the Acquiring Party or its Affiliates that was commercialized or conducted as of or at any time prior to the date of the consummation of such Change of Control of Datavault; and (ii) the licenses granted hereunder to NYIAX will continue in accordance with the terms and conditions of this Agreement and will not otherwise be affected by the Change of Control of Datavault.

(c)            Nothing set forth herein will restrict either Party from transferring, assigning, or licensing any Licensed IP owned or controlled by such Party; provided that any transfer, assignment, or exclusive license of any Licensed IP will be subject to the licenses granted in this Agreement with respect to such Licensed IP.

14.4            Any purported assignment, delegation, or transfer in violation of this Section 14 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

15.            General Terms.

15.1            Further Assurances. Each Party shall, and shall cause its respective Affiliates to, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

15.2            Cost and Expenses. Except as otherwise expressly agreed in writing, each Party assumes full responsibility for all costs and expenses which it incurs in connection with this Agreement, including in carrying out its obligations hereunder, without the right to reimbursement for any portion thereof from the other Party.

15.3            Relationship of the Parties. The relationship of the Parties under this Agreement shall be and at all times remain one of independent contractors. Neither Party is an employee, agent, franchisee, joint venturer, partner, or legal representative of the other and neither Party shall have the authority to assume or create obligations on the other Party except as specifically set forth in this Agreement.

15.4            Publicity. Either Party desiring to issue a press release or make a public statement or disclosure regarding this Agreement shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. No public statement or disclosure concerning the terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the other Party, which advance approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or disclosure has been approved in accordance with this Section 15.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding anything to the contrary in Section 8 of this Agreement, a Party may disclose the terms of this Agreement (a) where required, as reasonably determined by the Disclosing Party, by applicable law, regulation or legal process or by applicable stock exchange rule, and (b) under obligations of confidentiality as required in Section 8 to such Party’s Representatives in connection with such Party’s reasonable business activities.

15.5            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section 15.5):

Notices to Datavault:

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Attn: Nathaniel Bradley

Notices to NYIAX:

NYIAX, Inc.

244 Fifth Avenue

New York, NY 10001

Attn: Teri Gallo and Bill Feldman

Notices sent in accordance with this Section 15.5 will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

15.6            Force Majeure. Except for NYIAX’s payment obligations, if the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.7            Entire Agreement. This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.8            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any third party any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

15.9            Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.10            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.11            Governing Law; Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder must be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

15.12            Export Regulation. The Licensed IP may be subject to U.S. export control laws, including the Export Control Reform Act and its associated regulations. Neither party shall directly or indirectly export, re-export, or release the Licensed IP to, or make the Licensed IP accessible from, any country, jurisdiction, or third party to which export, re-export, or release is prohibited by applicable law. Each Party shall comply with all applicable laws and complete all required undertakings (including obtaining any necessary export license or other governmental approval) prior to exporting, re-exporting, releasing, or otherwise making the Licensed IP available outside the United States.

15.13            Interpretation; Conflict. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. In the event of any conflict between this Agreement and any attached Exhibit, the terms and conditions of this Agreement shall control.

15.14            Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

15.15            Headings. The headings in this Agreement are for convenience only, confirm no rights or obligations in either Party and do not alter any terms of this Agreement.

15.16            Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, any of which may be executed and delivered in electronic format or by electronic means, and all of which together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Datavault and NYIAX have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

DATAVAULT:

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
Name:	Nathaniel Bradley
Title:	Chief Executive Officer

NYIAX:

NYIAX, INC.

By:	/s/ Teri Gallo
Name:	Teri Gallo
Title:	Chief Executive Officer

[Signature Page to White Label, Co-Marketing and Intellectual Property Cross-License Agreement]